                                   EXHIBIT 11

                       PARLEX CORPORATION AND SUBSIDIARIES
                   Computation of Net Income Per Common Share

                                             Three Months Ended                                 Nine Months Ended
                                                MAR 26, 2000        MAR 28, 1999        MAR 26, 2000        MAR 28, 1999
                                                ------------        ------------        ------------        ------------
  Basic Earnings Per Share ..............               $.35                $.20                $.96                $.36

  Weighted Average
    Number of Shares Outstanding ........          4,812,936           4,651,506           4,805,473           4,644,652

  Diluted Earnings Per Share ............               $.34                $.20                $.94                $.35

Weighted Average Number
    of Shares Outstanding ...............          4,812,936           4,651,506           4,805,473           4,644,652

Effect of Dilutive Stock
   Options ..............................            125,840             117,376              78,172             127,844

Adjusted Weighted Average
   Number of Shares Outstanding .........          4,938,776           4,768,882           4,883,645           4,772,496